EXECUTION COPY

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) dated June 17, 2011 (the “Effective Date”) to the Employment Agreement entered into January 28, 2008, as previously amended on May 21, 2008 and December 24, 2008 (the “Original Agreement”), by and between Iconix Brand Group, Inc., a Delaware corporation (the “Company”), and Neil R. Cole (“Executive” and together with the Company, the “parties”).

WHEREAS, the parties have previously entered into the Original Agreement providing for the terms and conditions of the employment of Executive by the Company;

WHEREAS, the parties wish to amend the Original Agreement to extend the term of the Executive’s employment with the Company and amend certain other provisions of the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Term of Employment.  Section 1.1 of the Original Agreement is hereby deleted in its entirety and replaced by the following:

“1.1    Term of Employment.  The Executive’s initial term of employment under this Agreement shall commence on the Effective Date and shall continue until December 31, 2015 (the “Initial Term”), unless further extended or earlier terminated as provided in this Agreement.  The period of time between the Effective Date and the termination of the Executive’s employment under this Agreement shall be referred to herein as the “Term.”

2.           Base Salary.  Section 2.1 of the Original Agreement is hereby deleted in its entirety and replaced by the following:

“2.1           Base Salary.  During the Term, the Executive shall be entitled to receive a base salary at a rate of one million dollars ($1,000,000.00) per annum through December 31, 2011 and thereafter at the rate of one million five hundred thousand dollars ($1,500,000.00) per annum, which base salary shall be payable in accordance with the payroll practices of the Company, with such increases (but no decreases) as may be determined by the Board from time to time (as increased from time to time, the “Base Salary”).

3.           Extension Sign-on Bonus.

3.1           The Company shall pay the Executive a lump sum cash bonus (the “Extension Sign-On Bonus”) in the amount of three million dollars ($3,000,000.00) within five (5) business days after the date this Amendment is executed by the parties hereto.

3.2           Section 5.4.1. of the Original Agreement (“Termination for Cause or without Good Reason”) is hereby amended such that the following sentence shall be added to the end thereof to read in its entirety as follows:

“In addition, if the Date of Termination occurs on or before December 31, 2011, the Executive shall repay the amount of the Extension Sign-On Bonus to the Company within five (5) business days of the Date of Termination.”

4.           Annual Bonuses.  Section 2.3 of the Original Agreement is hereby amended by deleting the current chart setting forth the “Annual Level of Target EBITDA Achieved” and corresponding “% of Base Salary” and replacing it with the following charts:

Annual Level of Target EBITDA Achieved for each fiscal year ending ON OR BEFORE December 31, 2011	% of Base Salary
less than 80%	0%
80% (Threshold)	50%
90%	75%
100% (Target)	100%
105%	110%
110%	122.50%
115%	135%
120% or more (Maximum)	150%

Annual Level of Target EBITDA Achieved for each fiscal year ending AFTER December 31, 2011	% of Base Salary
less than 80%	0%
80% (Threshold)	50%
90%	75%
100% (Target)	100%
105%	120%
110%	145%
115%	170%
120% or more (Maximum)	200%

5.           Equity Award.

5.1           Existing Awards.  All restricted stock units and performance stock units provided for in the Original Agreement (“Existing RSU’s” and “Existing PSU’s”, respectively) shall continue to vest in accordance with the terms and conditions of the Original Agreement, including, without limitation, Exhibit C to the Original Agreement, and not Exhibit X to this Amendment.

5.2           RSU’s.  In addition to the Existing RSU’s , on the Effective Date (the “New Award Determination Date”), the Executive shall receive a grant of restricted stock units of the Company (the “RSU’s”) equal to a number of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) with a fair market value  of Four Million, Five Hundred Thousand Dollars ($4,500,000). The RSU’s provided for in this Amendment  shall not be subject to the deferral provisions set forth in the Amendment, dated December 24, 2008, to the Original Agreement.  For purposes of this Section and Section 5.3, “fair market value” means the average of the last sale price reported for the Common Stock for each of the ten (10) trading days prior to the New Award Determination Date as reported on the NASDAQ Stock Market.  The RSU’s shall be subject to the terms and conditions of the Company’s 2009 Equity Incentive Plan (the “2009 Equity Plan” or “2009 Plan”) and a Restricted Stock Unit Award Agreement between the Company and the Executive in substantially the form attached to the Original Agreement as Exhibit A, but which Restricted Stock Unit Award Agreement shall set forth the following terms and conditions (and shall not contain any terms or conditions that are inconsistent with this Agreement):

(i)
Vesting. Vesting of the RSU’s shall be time based and shall vest in three (3) substantially equal annual installments subject to the Executive’s continuous employment with the Company through each such vesting date, with the first installment vesting on December 31, 2013 and each subsequent installment vesting each December 31 thereafter, with the final installment vesting on December 31, 2015 (each a “Time Vesting Date”). Notwithstanding anything to the contrary contained herein, in the event of a “Change in Control” (as defined in Section 5.4.4. of the Original Agreement), the unvested RSU’s shall vest as provided in the 2009 Equity Plan as in effect on the New Award Determination Date.

(ii)
Distribution.  Subject to Section 5.4 of the Original Agreement as to conditions and timing of distribution of Common Stock with respect to RSU’s vesting as a result of a termination of employment and Section 9.8.2 of the Original Agreement with regard to timing of equity distributed as a result of a Separation from Service (as defined in the Original Agreement) as an employee of the Company, any vested portion of the RSU’s shall be distributed to the Executive in shares of Common Stock as follows:

(A)	The RSU’s shall be distributed to the Executive fifteen (15) days after the applicable Time Vesting Date; and

(B)
Notwithstanding anything to the contrary contained herein or in the Original Agreement, other than Sections 5.4.8 and 9.8.2 of the Original Agreement, all vested RSU’s (including those vested pursuant to the last sentence of clause (i) above) shall be distributed in shares of Common Stock to the Executive simultaneous with the Company’s incurring a Change in Control.

iii)
Termination.  Notwithstanding the foregoing, in the event of a termination of the Executive’s employment with the Company prior to any Time Vesting Date (other than as set forth in the second sentence of Section (i) above), the unvested RSU’s at the time of such termination shall vest or be forfeited as set forth in Section 5.4 of the Original Agreement, as applicable.

5.3           PSU’s.  Subject to the last sentence of this Section 5.3, in addition to the Existing PSU’s, on the Effective Date, the Executive shall receive a one-time grant of performance stock units of the Company (the “PSU’s”) issued under the 2009 Equity Plan equal to a number of shares of Common Stock with a fair market value, as defined in Section 5.2, on the New Award Determination Date of Twenty-Six Million, Seven Hundred Ninety Thousand Dollars ($26,790,000).  The number of PSU’s to be issued shall be determined by dividing $26,790,000 by the fair market value.  The PSU’s shall be subject to the terms and conditions of the 2009 Equity Plan and a Performance Stock Unit Award Agreement between the Company and the Executive in substantially the form attached to the Original Agreement as Exhibit B but which Performance Stock Unit Award Agreement shall set forth the following terms and conditions (and shall not contain any terms or conditions that are inconsistent with the following terms of this Agreement):

(i)
Vesting.  Vesting of the PSU’s granted pursuant to this Amendment shall be performance-based and shall vest in four (4) installments, with the first installment of PSU’s with a fair market value of Four Million, Two Hundred Ninety Thousand Dollars ($4,290,000) vesting on December 31, 2012 and the remainder of the PSU’s, with an aggregate fair market value of Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000), shall vest in three equal annual installments of PSU’s with a fair market value of Seven Million, Five Hundred Thousand Dollars ($7,500,000) each, beginning on December 31, 2013 and ending December 31, 2015, subject to the achievement of annual performance goals as described on Exhibit X attached hereto upon certification of achievement by the Compensation Committee as set forth on Exhibit X attached hereto.  Notwithstanding anything to the contrary contained herein, in the event of a “Change in Control” (as defined in Section 5.4.4. of the Original Agreement), the unvested PSU’s shall vest as provided in the 2009 Equity Plan as in effect on the New Award Determination Date.

(ii)
Distribution.  Subject to the terms of the 2009 Plan as to conditions and timing of distribution of Common Stock with respect to PSU’s granted pursuant to this Amendment and vesting as a result of a termination of employment and Section 9.8.2 of the Original Agreement with regard to timing of equity distributed as a result of a Separation from Service as an employee of the Company, any vested portion of the PSU’s granted pursuant to this Amendment shall be distributed to the Executive in shares of Common Stock in the year following the year of each applicable Performance Vesting Date (as defined in Exhibit X) following the Compensation Committee’s certification of the level of attainment of the annual performance goals.  Notwithstanding anything to the contrary contained herein, except as to Sections 5.4.8 and 9.8.2 of the Original Agreement, all vested PSU’s (including those vested pursuant to the last sentence of clause (i) above) shall be distributed to the Executive in shares of Common Stock simultaneous with the Company incurring a Change in Control. Notwithstanding anything to the contrary contained herein or in the 2009 Plan, except as to Sections 5.4.8 and 9.8.2 of the Original Agreement, if the employment of Executive with the Company is terminated by the Executive for Good Reason or Disability (each as defined in the Original Agreement) or death then,  in addition to retaining any previously earned PSU’s, the Executive  shall be entitled to receive  the pro rata portion of any PSU’s earned during the year of termination, to the extent earned based upon an adjustment of the absolute goals performance goals (as described in Exhibit X attached hereto) for the year of termination after adjustment of such performance goals to take into account the shortened performance period resulting from his termination of employment. Moreover, notwithstanding anything to the contrary contained herein or in the 2009 Plan, upon a termination of the Executive’s employment for Cause (as defined in the Original Agreement) he shall be entitled to retain any PSU’s that vested prior to the date of termination.

5.4.           Shares Available for Award.  If, and to the extent that, on the New Award Determination Date, the number of shares of Common Stock available for award to Executive under the 2009 Equity Plan in the form of PSU’s, RSU’s or otherwise, exceeds the amount that may be granted in any single fiscal year to the Executive  under Section 5 or other applicable section of the 2009 Equity Plan, the number of PSU’s and RSU’s to be granted pursuant to this Amendment shall be reduced, first reducing the PSU’s in reverse order of eligibility to vest and then reducing the RSU’s, to the extent required, in reverse order of eligibility to vest, and an additional grant for such number of PSU’s and RSU’s that could not be issued as a result of the limitation shall instead be made to the Executive promptly on the first business day of the next fiscal year of the Company. The PSU’s and RSU’s granted pursuant to any such delayed grant shall be subject to the same terms and conditions as the PSU’s and RSU’s initially awarded to Executive on the New Award Determination Date.

6.           Scope of Amendment.  Except as specifically amended hereby, the Original Agreement, including, without limitation, Sections 2.4.2(iii), 2.4.3 and 2.4.5, shall continue in full force and effect, unamended, from and after the date hereof.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment, intending to be legally bound hereby, as of the date first above written.

ICONIX BRAND GROUP, INC.

By:	/s/ Mark Friedman
Name: Mark Friedman
Title: Chairman of the Compensation Committee

/s/ Neil R. Cole
NEIL R. COLE

EXHIBIT X

PSU Performance Goals for PSU’s awarded pursuant to Section 5.3 of the Amendment

A.           PSU Allocation.

The PSU’s shall be allocated to each performance goal set below as follows:  (i)  33-1/3% of the PSU’s to the achievement of EBITDA Growth (as defined below) (the “EBITDA Shares”); (ii) 33-1/3% of the PSU’s to the achievement of EPS Growth (as defined below) (the “EPS Shares”); and (iii) 33-1/3% of the PSU’s to the achievement of Free Cash Flow (as defined below) (the “Free Cash Flow Shares”).

B.           Performance Goals.

i.           Performance goals established for purposes of the grant of the PSU’s are intended to be “performance-based” under Section 162(m) of the Code and constitute a “Performance Measure” as set forth in the 2009 Equity Plan.

ii.           Except as expressly provided in Section 2.4 of the Original Agreement or Section 5 of the Amendment, with regard to acceleration, the performance goals for each applicable Performance Period (as defined below) shall be based on the attainment of specified levels of the Company’s EBITDA, earnings per common share (diluted), excluding Extraordinary Items, as defined below (“EPS”), and Free Cash Flow, as defined below, over the Performance Periods.  The number of PSU’s will be vested and delivered based on the level of (x) Absolute EBITDA Growth or Relative EBITDA Growth, (y) Absolute EPS Growth or Relative EPS Growth and (z) Free Cash Flow achieved, as specified below.  The Company agrees that the Compensation Committee, upon confirmation by the Company’s independent certified public accountants, shall certify the attainment of the foregoing metrics for each Performance Period to the extent and in the manner required by Section 162(m) of the Code.

iii.           The four (4) year performance goals for EBITDA and EPS (“Absolute EBITDA Growth” and “Absolute EPS  Growth”) shall be based on the Company’s actual EBITDA for the year ending December 31, 2011 (calculated as set forth in the definition of EBITDA Growth below as if January 1, 2011 to December 31, 2011 were a Performance Period) and the Company’s actual EPS for the year ending December 31, 2011 as reported by the Company.

For the four (4) year Performance Periods, the Target levels for each of the EBITDA and EPS measures (with such levels being based on the actual 2011 results as aforesaid) shall be compounded annually at 10% over the four (4) year period and the Threshold levels shall be compounded annually at 5% over the four (4) year period.   Payouts for EBITDA Growth or EPS Growth between 5% and 10% shall equal (1) 50% plus (2) (a) 50% times (b) the ratio between (i) the actual EBITDA or EPS, as the case may be, minus the Threshold level for such category, divided by (ii) the Target level for such category minus the Threshold level for such category. The resulting payout percentage is the Absolute Payout Percentage.

For each of the four (4) year Performance Periods, the Target level for Free Cash Flow shall be $125 Million.

For avoidance of doubt, and recognizing that the following numbers are intended to be provided as an example and are not be based on any projections or actual results, in the event that the Company’s actual EBITDA for the year ending December 31, 2011 is $250 million, then $275 million shall be the Target EBITDA Level, as defined below, against which to judge absolute EBITDA Growth for the January 1, 2012 through December 31, 2012 Performance Period, and accordingly, the four (4) year Target absolute EBITDA Levels (that is, 10% increases in respect of the base Target level compounded annually) for each of the Performance Periods would be $275 million (2012), $302.5 million (2013), $332.75 million (2014) and $366.025 million (2015); correspondingly, the four (4) year Threshold absolute EBITDA Levels (that is, 5.0% increases compounded annually) for each of the Performance Periods would be $262.5 million (2012), $275.625 million (2013), $289.40625 million (2014) and $303.8765625 million (2015).  The same methodology shall be used based on the Company’s actual EPS for the year ended December 31, 2011.

iv.           The Relative EBITDA Growth and Relative EPS Growth for each applicable Performance Period shall be determined by reference to where the actual EBITDA Growth and actual EPS Growth achieved by the Company during such Performance Period places the Company in the specified percentile listed below within the group of companies to be determined by the Compensation Committee prior to the beginning of each of the 2012 to 2015 performance periods, as the same shall be amended annually by the Compensation Committee (the “Comparative Group”).  Selection of the Comparative Group shall be based on companies with Global Industrial Classification Standard (GICS) codes 25203010 – Apparel, Accessories & Luxury Goods and 25203020 – Footwear, with comparable revenue and earnings levels, which shall be comprised of annual revenue between $100 million and $5 billion and EBITDA and diluted EPS greater than zero in the most recent fiscal year. The Comparative Group must include at least 25 companies.  If there are fewer than 25 companies within the revenue range with positive EBITDA and positive diluted EPS, then the Compensation Committee shall use its discretion to expand the qualifying revenue range within the foregoing GICS codes.  If two or more of the listed companies merge during the applicable Performance Period, or if any listed company goes out of business or otherwise ceases to exist as an independent entity during the applicable Performance Period, reasonable adjustment shall be made.  Annex A is a sample Comparative Group based on 29 companies meeting the foregoing specifications.  Calculations shall be made in accordance with Exhibit Y.

Payouts for the Relative EBITDA Growth and Relative EPS Growth that is at the 50th percentile or higher shall equal (1) 50% plus (2) (a) the difference between (x) the actual percentile performance of the Company, minus (y) 50th percentile, where each percentile is converted to a percent (for example, the 60th percentile is equivalent to 60%), times (b) 1.25.  The maximum payout for relative performance is 100%.  The resulting percentage is the Relative Payout Percentage.

A sample pay for relative performance chart is provided below for illustrative purposes only.

Relative Payout Percentage
Percentile of EBITDA/EPS Growth	Percentage of Annual Shares Vested
90%	100%
85%	93.75%
80%	87.50%
75%	81.25%
70%	75.00%
65%	68.75%
60%	62.50%
55%	56.25%
50%	50%
Under 50%	0%

v.           The final payout percentage of each target that is based on growth will be the greater of the Absolute Payout Percentage and the Relative Payout Percentage for such target.

Notwithstanding anything above to the contrary, if the Company fails to achieve positive EBITDA Growth or EPS Growth during any Performance Period, no more than 50% of the Annual EBITDA Shares or Annual EPS Shares, as the case may be, shall vest as a result of the Company’s achievement of the relevant relative growth levels.

1.           EBITDA Growth:  For each Performance Period, the EBITDA Shares allocable to such Performance Period (the “Annual EBITDA Shares”), shall vest on the applicable Performance Vesting Date based upon the achievement of Absolute EBITDA Growth or Relative EBITDA Growth during such Performance Period as provided in Section B(iii) or B(iv) of this Exhibit (the “EBITDA Level”), using the higher percentage vesting arrived at using the formulas above.

2.           EPS Growth:  For each Performance Period, the EPS Shares allocable to such Performance Period (the “Annual EPS Shares”), shall vest on the applicable Performance Vesting Date based upon the achievement of Absolute EPS Growth or Relative EPS Growth during such Performance Period as provided in Section B(iii) or B(iv) of this Exhibit, using the higher percentage vesting arrived at using the formulas above.

3.           Free Cash Flow:  For each Performance Period, the Free Cash Flow Shares allocable to such Performance Period shall vest on the applicable Performance Vesting Date based upon the achievement of Free Cash Flow of $125 Million.

C.           Catch-Up; Forfeiture.  With respect to the EBITDA Growth and EPS Growth criteria:

1.      If, in any year, Absolute Growth within a category does not result in vesting, because (i) the Absolute Growth required for maximum vesting was not achieved, or (ii) vesting was achieved based on Relative Growth, then, in later years, Absolute Growth shall be measured cumulatively to include the Absolute Growth that did not result in vesting, in order to allow vesting of the earlier year’s unvested PSU’s (i.e. those that did not vest based on Absolute Growth or Relative Growth) and then, if available, to those of the later year.

2.      If, in any year, Absolute Growth within a category exceeds the percentage required for maximum vesting in such category, the excess growth shall be carried back into earlier years (to allow vesting to the extent not previously achieved by virtue of Absolute Growth or Relative Growth) or forward into later years (so that cumulative Absolute Growth in the later year is measured from the point required to achieve maximum vesting in the earlier year).

3.      If PSU’s scheduled to vest on a Performance Vesting Date have not vested on such date, on a succeeding Performance Vesting Date or on the final Performance Vesting Date, they shall automatically be forfeited.

D.           Fractional Shares.  Except as set forth in Exhibit Y, any fractional PSU’s resulting from the achievement of any of the performance goals shall be aggregated and any resulting fractional PSU’s from such aggregation shall be eliminated.

E.           Definitions.

“EBITDA Growth” means, with respect to each Performance Period, the percentage growth in the Company’s consolidated  EBITDA, with each  component of EBITDA determined in accordance with generally accepted accounting principles consistently applied, during such Performance Period as provided in Section B(iii) of this Exhibit, consistent with the Company’s reporting of EBITDA. Calculations of relative performance for all companies in the Comparative Group will be based on Standard & Poor’s Research Insight database.

“EPS Growth” means, with respect to each Performance Period, the percentage growth in the EPS, as defined in paragraph B(ii) of this Exhibit X, of the Company during such Performance Period as provided in Section B(iii) of this Exhibit, consistent with the Company’s reporting in its annual audited financial statements, or, for any Performance Period that is not a complete fiscal year, the Company’s most recently filed Quarterly Report on Form 10-Q, and if so reviewed, as reviewed by the Company’s independent certified accountants, adjusted, if applicable, for Extraordinary Items. Calculations of relative performance for all companies in the Comparative Group will be based on Standard & Poor’s Research Insight database, as adjusted pursuant to the last sentence of the definition of “Extraordinary Items.”

“Extraordinary Items” means items of extraordinary income or loss, which shall be deducted (in the case of extraordinary income items) or added (in the case of extraordinary loss items), as the case may be.  In determining what constitutes extraordinary income or loss, by way of example and not by way of limitation, (a) it is recognized that the Company is engaged in the business of purchasing and selling brands, licenses and other intellectual property and, therefore, any gain or loss incurred as a result of such purchases or sales shall be considered in the Company’s ordinary course of business and therefore not be considered extraordinary, and (b) any gain or loss (other than a remeasurement gain or loss required by generally accepted accounting principles) incurred in connection with the write-off of securities (other than sales related to transactions referred to in (a) above), shall be considered extraordinary. The foregoing calculation shall be made with respect to the companies comprising the Comparative Group to the extent ascertainable from their public filings.

           “Free Cash Flow” means, with respect to each Performance Period, the Company’s consolidated Free Cash Flow, with each component of Free Cash Flow determined in accordance with generally accepted accounting principles consistently applied, consistent with the Company’s reporting of Free Cash Flow.

“Performance Period” means each period from January 1 through December 31 during the Initial Term, commencing with the period from January 1, 2012 through December 31, 2012, and ending with the period from January 1, 2015 through December 31, 2015.

“Performance Vesting Date” means each December 31 during the Initial Term, commencing with December 31, 2012, and ending with December 31, 2015.  Actual vesting shall occur upon certification of achievement of the performance goals by the Compensation Committee.

F.           Miscellaneous.

With respect to each Performance Period, to the extent any provision contained herein creates impermissible discretion under Section 162(m) of the Code, such provision will be of no force or effect.

Certification, other than as to stock price, shall, except as otherwise set forth herein, be based on the Company’s audited financial statements for the applicable Performance Period, or, for any Performance Period that is not a complete fiscal year, the Company’s most recently filed Quarterly Report on Form 10-Q and, if so reviewed, as reviewed by the Company’s independent certified public accountants.  Any determination or certification with respect to EBITDA, diluted EPS, or Free Cash Flow required under this Exhibit X, except as otherwise set forth herein, shall be made in accordance with the generally accepted accounting principles (GAAP) in the United States, as applied by the Company to the preparation of its financial statements, as in effect on the Effective Date.  In the event of a change in GAAP, or the Company's application thereof, any determination or certification with respect to EBITDA, diluted EPS, or Free Cash Flow based on and/or as provided in the Company's financial statements shall be adjusted as required to comply with the foregoing sentence.  Vesting shall only occur upon the certification by the Compensation Committee of the achievement, whose good faith certification shall determine whether such achievement occurred.  The Compensation Committee shall meet for the purpose of certification and, to the extent appropriate, provide the applicable certification promptly (and in any event within 30 days) after the completion of the audit for the fiscal year; provided, that in the case of a termination of the Executive’s employment, the Compensation Committee shall use reasonable business efforts to meet for the purpose of certification and, to the extent appropriate, provide the applicable certification promptly (and in any event within 30 days) after the Date of Termination; and provided further, that in the case of a Change in Control, the Compensation Committee shall meet for the purpose of certification and, to the extent appropriate, provide any applicable certification immediately prior to the Change in Control.  The Company shall cause the foregoing meetings and certifications to occur in a timely manner, which agreement by the Company the parties agree is a material obligation and agreement of the Company.

Notwithstanding anything to the contrary contained in the Agreement or this Exhibit X, any dispute under Section 2.4.2 of the Original Agreement and/or this Exhibit X (including in respect of any dispute arising following any certification by the Compensation Committee) shall, at the request of the Company or the Executive, be resolved by the Company’s independent certified public accountants (with such accountants’ fees and expenses being paid by the Company).

In the event that following the vesting of any PSU’s there is a restatement of the Company’s financial statements for the period utilized for determining said vesting, and the Compensation Committee determines in good faith that such PSU’s would not have vested based on the restated financials, including as to its impact on the stock price or market capitalization, if applicable, the Compensation Committee may require the Executive to repay to the Company (in cash or by delivery of shares of Common Stock) the value (determined as of the time of distribution) of any shares of Common Stock distributed to the Executive with respect to such PSU’s, reduced by any un-refundable taxes paid thereon by the Executive, and upon such demand such amount shall promptly be paid by the Executive to the Company.

EXHIBIT Y

Relative EBITDA Growth Performance Measure:

The performance measure is a comparison of the percentile ranking of the Company’s EBITDA Growth to the EBITDA Growth performance of selected peer group of companies selected as set forth in Exhibit X.  The formula for calculating percent rank will be based on use of the Microsoft Excel “Percentrank” formula.

The percent of the target grant awarded for achieved EBITDA Growth percentiles between  levels shall be determined by interpolation. The exact number of Annual EBITDA Shares vested after multiplication by the appropriate factor (or determined by interpolation) shall be rounded to the nearest whole number of shares.

Relative EPS Growth Performance Measure:

The performance measure is a comparison of the percentile ranking of the Company’s EPS Growth to the EPS Growth performance of selected peer group of companies selected as set forth in Exhibit X.  The formula for calculating percent rank will be based on use of the Microsoft Excel “Percentrank” formula.

The percent of the target grant awarded for achieved EPS Growth percentiles between  levels shall be determined by interpolation. The exact number of Annual EPS Shares vested after multiplication by the appropriate factor (or determined by interpolation) shall be rounded to the nearest whole number of shares.